Exhibit 10.11

EQUITY AGREEMENT

THIS EQUITY AGREEMENT (the “Agreement”) is made and entered into effective as of December 6, 2017, by and between Blink Charging Co. (f/k/a Car Charging Group, Inc.), a Nevada corporation (the “Company”) and Michael D. Farkas, the Executive Chairman of the Company.

WHEREAS, the Company is currently in the process of pursuing: (i) a public offering of its securities; and (ii) the listing of its shares of common stock on the Nasdaq Capital Market or other national securities exchange (collectively, the “Offering”);

WHEREAS, effective August 29, 2017, the Company implemented a 1-for-50 reverse split of the Company’s issued and outstanding common stock (the “Reverse Split”);

WHEREAS, Mr. Farkas is the sole owner of an entity called The Farkas Group Inc. (“FGI”) and the Company issued warrants to FGI in June 2016, July 2016, August 2016, September 2016, and August 2017 (the “FGI Warrants”);

WHEREAS, pursuant to the terms of the FGI Warrants, the Reverse Split did not result in a proportionate adjustment to the shares to be issued upon the exercise of the FGI Warrants;

WHEREAS, in August 2017 following the Reverse Split, FGI exercised, on a cashless basis, warrants issued by the Company such that FGI received 2,990,404 shares of the Company’s common stock (the “FGI Warrant Shares”);

WHEREAS, Mr. Farkas owns ten million (10,000,000) shares of the Company’s Series A Preferred Stock (“Series A Shares”) which, pursuant to the Series A Certificate of Designation (as amended), were convertible into twenty-five million (25,000,000) shares of the Company’s common stock with the Reverse Split not resulting in a proportionate adjustment to the conversion ratio of the Series A Preferred Stock;

WHEREAS, Mr. Farkas agreed, pursuant to a June 2017 agreement, that upon the closing of the Offering, Mr. Farkas would automatically convert his Series A Shares into two million (2,000,000) shares of the Company’s common stock;

WHEREAS, in connection with the Offering, the staff of the Nasdaq Capital Market requested that the FGI Warrant Shares and the conversion ratio of the Series A Shares be subject to the Reverse Split and Mr. Farkas has agreed;

WHEREAS, the Board of Directors of the Company (the “Board”), in consideration of Mr. Farkas’ many years of work for the Company, considers it to be in the Company’s best interest to grant equity to Mr. Farkas in connection with the Offering;

WHEREAS, pursuant to the Third Amendment to Executive Employment Agreement between the Company and Mr. Farkas effective June 15, 2017 (the “Third Amendment”), after the closing of the Offering, Mr. Farkas’ monthly salary during the term of his employment was to be $30,000 of cash compensation;

WHEREAS, pursuant to the Third Amendment, Mr. Farkas’ monthly salary was to be $40,000 of cash compensation for as long as the Company has positive EBITDA as assessed on a quarterly basis; and

WHEREAS, the Board considers it to be in the Company’s best interest for Mr. Farkas’ monthly salary to be $40,000 following the closing of the Offering.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Cancellation of Portion of FGI Warrant Shares. The Company and Mr. Farkas hereby agree that upon the closing of the Offering, Mr. Farkas (as the sole owner of FGI) shall cancel 2,930,596 shares of the Company’s common stock.

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2.	New Series A Conversion Agreement. The Company and Mr. Farkas hereby agree that upon the closing of the Offering, Mr. Farkas is extinguishing his right to 24,500,000 (twenty-four million five hundred thousand) shares of the Company’s common stock on an as-converted basis. Upon the closing of the Offering, the Series A Shares shall automatically convert into five hundred thousand (500,000) restricted shares of the Company’s common stock instead of the 25,000,000 shares of Common stock Mr. Farkas is entitled to..

3.	Equity. The Company and Mr. Farkas hereby agree that upon the closing of the Offering and simultaneous and pursuant to the actions above, the Company will irrevocably transfer 886,119 restricted shares of the Company’s common stock to Mr. Farkas.

4.	Monthly Salary. After the closing of the Offering, the Executive’s monthly salary during the term of his employment, as governed by the Third Amendment, shall be $40,000 of cash compensation. This Section 4 of the Agreement shall supersede the last two sentences of Section 9 of the Third Amendment.

5.	Expiration of this Agreement. If the Offering does not close by 5:00 PM Eastern Standard Time on December 29, 2017, this Agreement shall expire.

6.	Counterparts. This Agreement may be executed in any number of counterparts, including facsimile and scanned versions, each of which when so executed shall be deemed an original and all of which shall constitute together one and the same instrument, and shall be effective upon execution by all of the parties.

IN WITNESS WHEREOF, the parties have executed this Conversion Agreement.

BLINK CHARGING CO.		MICHAEL D. FARKAS

By:	/S/ Michael J. Calise	/S/ Michael D. Farkas
Michael J. Calise, Chief Executive Officer

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